Exhibit 19.1
POWERFLEET, INC.
STATEMENT OF COMPANY POLICY
ON
INSIDER TRADING
Introduction
It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, nonpublic information. It is also illegal to communicate or “tip” material, nonpublic information to others who may trade in securities on the basis of that information. These illegal activities are commonly referred to as “insider trading.”
Potential penalties for insider trading violations include imprisonment for up to 20 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $5 million. In addition, a company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s insider trading violations.
This memorandum sets forth the policy of PowerFleet, Inc. (the “Company”) against insider trading. The objective of this policy is to protect both you and the Company from securities law violations. All directors, officers, employees, consultants or independent contractors of the Company or its affiliates or subsidiaries must comply with this policy.
Employees, consultants and independent contractors are encouraged to ask questions and seek any follow-up information that they may require with respect to the matters set forth in this policy. Direct all questions regarding the foregoing to the Company’s Chief Financial Officer at (201) 996-9000.
General Statements
The Company’s policy, which is applicable to all directors, officers, employees, consultants and independent contractors prohibits trading, and tipping others who may trade when you are in possession of information that is material and nonpublic information.
What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material. Information that is likely to affect the price of a company’s securities is almost always material. Examples of some types of material information are:
•earnings or sales results or expectations for the quarter or the year;
•financial forecasts;
•changes in dividends;
•proposals or agreements involving a merger, acquisition, joint venture, divestiture or leveraged buy-out;

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•changes in relationships with major customers, or obtaining or losing important contracts;
•important product developments;
•major financing developments;
•major personnel changes;
•criminal indictments or material civil litigation or government investigations;
•significant disputes with major suppliers or customers;
•labor disputes including strikes or lockouts;
•substantial change in accounting methods;
•debt service or liquidity problems;
•bankruptcy or insolvency;
•public offerings or private sales of debt or equity securities; and/or
•calls, redemptions or repurchases of the Company’s securities.

What is nonpublic information? Information is considered to be nonpublic unless it has been effectively disclosed to the public. Examples of public disclosure include public filings with the Securities and Exchange Commission and company press releases. Not only must the information have been publicly disclosed, but there must also have been adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered nonpublic until the third business day after public disclosure.
What transactions are prohibited? When you know material, nonpublic information about the Company, you, your spouse and members of your immediate family living in your household are prohibited from the following activities:
•trading in the Company’s securities (including trading in puts and calls for our securities);
•advising others to buy, hold or sell the Company’s securities;
•having others trade for you in the Company’s securities;
•disclosing the information to anyone else who might then trade;
•exercising stock options if the option shares are to be immediately sold;
•with respect to the Company’s 401(k) plan, (i) electing to begin or terminate investing in the Company stock fund, (ii) electing to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (iii) electing to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (iii) an election to borrow money against your plan account if the loan will result in a liquidation of some or all of your Company stock fund balance and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund; and
•assisting anyone in any of the foregoing activities.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, nonpublic information.
Although it is most likely that any material, nonpublic information you might learn would be about the Company or its subsidiaries, these prohibitions also apply to trading in

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the securities of any company (such as a potential merger partner) about which you have material, nonpublic information.
Unauthorized Disclosure
As discussed above, the disclosure of material, nonpublic information to others can lead to significant legal consequences. Therefore, you should not discuss material, nonpublic information about the Company or its affiliates or subsidiaries with anyone, including other employees, consultants or independent contractors, except as required in the performance of your regular duties.
Also, it is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts and investors. Inquiries of this type received by an employee should be referred to the Company’s Chief Financial Officer.
Questions About this Policy
Compliance by all employees, consultants and independent contractors with this policy is of the utmost importance both for you and for the Company. If you have any questions about the application of this policy to any particular case, please contact the Company’s Chief Financial Officer.
This policy statement is intended to promote compliance with existing law and is not intended to create or impose liability that would not exist in the absence of the policy statement.
Your failure to observe this policy can lead to significant legal consequences, as well as other serious consequences, including termination of your employment.

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POWERFLEET, INC.

POLICY REGARDING SPECIAL TRADING PROCEDURES
Policy Statement on Insider Trading
The Company has adopted a policy on insider trading that applies to each officer, director, employee and consultant of the Company. A copy of this policy has been distributed to all officers, directors, employees, consultants and independent contractors. Under the Company’s insider trading policy, each officer, director, employee, consultant and independent contractor of the Company is forbidden from:
(i)trading in securities of the Company (or in puts and calls for the Company’s securities) on the basis of information that is material and nonpublic;
(ii)having others trade for such person in such securities while he or she is in possession of material, nonpublic information; and
(iii)communicating (or “tipping”) to others confidential or nonpublic information concerning the Company or other companies.
While the general insider trading policy outlined above also applies to you, as a director, officer, employee, consultant or independent contractor with access to sensitive information, the Board of Directors believes it is appropriate that your transactions in the Company’s securities be subject to certain additional restrictions in order to reduce the risk of securities law violations. This Policy Regarding Special Trading Procedures contains a discussion of insider trading and describes the special trading restrictions applicable to you. You must read, sign and retain this policy statement and, upon request by the Company, which may be made at any time and from time to time, re-acknowledge it.
What is “Insider Trading”?
Insider trading is, in addition to being a violation of the Company’s policy, a violation of securities laws. The penalties for insider trading are discussed below.
The term “insider trading” generally is used to refer to the use of material, nonpublic information to trade in securities or to communications of material, nonpublic information to others who may trade on the basis of such information.
While the law concerning insider trading is not static, it is generally understood that the law prohibits insiders of the Company from doing the following:
(1)Trading in the Company’s securities while in possession of material, nonpublic information concerning the Company.
(2)Having others trade on the insider’s behalf while he or she is in possession of material, nonpublic information.

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(3)Communicating nonpublic information concerning the Company to others who may then trade in the Company’s securities or pass on the information to others who may trade in the Company’s securities. Such conduct, also known as “tipping,” results in liability for the insider of the Company who communicated such information, even if such insider does not actually trade himself, and for the person who received the information if the person has reason to know that it was an improper disclosure and acts on such information or passes it on to others who may act on it.
The elements of insider trading and the potential penalties for such unlawful conduct are discussed below.
1.Who is an Insider?
The concept of “insider” generally includes any person who possesses nonpublic information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, “insiders” include officers and directors of the Company and officers and directors of the Company’s subsidiaries, as well as employees, consultants or independent contractor of any of such entities who routinely have access to material information that is not publicly available or who are working on significant corporate transactions or projects. In addition, a person can be a “temporary insider” if he or she enters into a relationship to serve the Company and as a result is given access to information in connection with such service. Outsiders who can become temporary insiders include, among others, the Company’s attorneys, accountants, consultants, investment bankers and the employees of such organizations.
2.What is Material Information?
“Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that is reasonably certain to affect the price of a company’s securities. It is important to remember that materiality will always be judged with the benefit of hindsight.
Although there is no precise definition of materiality, information is likely to be “material” if it relates to:
•earnings or sales results or expectations for the quarter or the year;
•financial forecasts;
•changes in dividends;
•proposals or agreements involving a merger, acquisition, joint venture, divestiture or leveraged buy-out;
•changes in relationships with major customers, or obtaining or losing important contracts;
•important product developments;
•major financing developments;
•major personnel changes;
•criminal indictments or material civil litigation or government investigations;
•significant disputes with major suppliers or customers;
•labor disputes including strikes or lockouts;

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•substantial change in accounting methods;
•debt service or liquidity problems;
•bankruptcy or insolvency;
•public offerings or private sales of debt or equity securities; and/or
•calls, redemptions or repurchases of the Company’s securities.

“Inside” information could be material because of its expected effect on the price of the Company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the Company’s securities but restrictions on trading in the securities of other companies affected by the inside information.
3.What is Nonpublic Information?
In order for information to qualify as “inside” information it must not only be “material,” it must also be “nonpublic.” “Nonpublic” information is information which has not been made available to investors generally. This includes information received from sources or in circumstances indicating the information has not yet been generally circulated.
At such time as material, nonpublic information has been released to the investing public, it does not immediately lose its status as “inside” information. For “nonpublic” information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace. Importantly, sufficient time must pass for the information to become available in the market. It is the policy of the Company to not consider quarterly and annual earnings results public until the third business day after a press release regarding such earnings. Similarly, other material information will not be considered public until the third business day after public disclosure in the manner described in the preceding paragraphs.
To show that “material” information is public, it is generally necessary to point to some fact verifying that the information has become generally available, such as disclosure by filing of a Form 10-Q, Form 10-K, Form 8-K or other report with the Securities and Exchange Commission or disclosure by press release to a national business and financial wire service (such as Dow Jones or Reuters), a national news service, or a national newspaper (such as The Wall Street Journal). The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure.
Material, nonpublic information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a favored analyst or a group of analysts retains its status as “nonpublic” information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “nonpublic” and may not be misused. In addition, partial disclosure of such “nonpublic” information may constitute a violation of the Securities and Exchange Commission’s Regulation FD.

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4.What are the Penalties for Insider Trading?
Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (i.e., if the violation was one for tipping information). Penalties include:
•jail sentences of up to 20 years;
•disgorgement of profits;
•fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•criminal fines (no matter how small the profit) up to $5 million; and
•fines for the employer or other controlling person, such as a supervisor, of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.
In addition, a violation of this policy statement can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.
Special Trading Procedures
The following Special Trading Policies are applicable to you because you are a director or an officer of the Company or an employee, consultant or independent contractor of the Company who may, by virtue of your duties or work conditions, have regular access to material nonpublic information concerning the Company.
1.Trading Windows and Pre-Clearance.
There are times when the Company may be engaged in a material, nonpublic development. Although you may not know the specifics of the development, if you engaged in a trade before such development was disclosed to the public or resolved you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in significant adverse publicity for the Company.
Therefore, except pursuant to paragraph 2 below, you, your spouse and members of your immediate family sharing the same household may only purchase or sell securities of the Company during four “trading windows” that occur each year and only after pre-clearing your intent to trade with the Company’s Chief Financial Officer.1
** The Company’s Chief Financial Officer must pre-clear his or her intent to trade with the Company’s Chief Executive Officer.

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The four trading windows consist of the period that begins on the third business day after issuance of a press release or other announcement by the Company disclosing quarterly or annual earnings through the date which is two weeks (14 days) prior to the quarter or fiscal year end. In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to allow a trade to occur outside of a trading window.
If you intend to engage in a trade during a trading window you must first receive permission to engage in a trade from the Company’s Chief Financial Officer.2 The Company’s Chief Financial Officer may refuse to permit any transaction if he or she determines that it could give rise to a charge of insider trading.
After receiving permission to engage in a trade, you should either complete your trade within one week or make a new trading request. If you fail to complete your entire trade within one week of receiving approval to make that trade, you must submit a new request for any unsold securities that were previously approved.
The exercise of options to purchase for cash and hold common stock of the Company is not subject to the Special Trading Procedures outlined above, but the shares so acquired may not be sold except during a trading window, after authorization from the Company’s Chief Financial Officer has been received, and after all other requirements of this policy have been satisfied. Accordingly, the exercise of options and immediate sale of some or all of the shares through a broker is covered by these Special Trading Procedures.
2.Sales and Purchases in Compliance with SEC Regulations.
The Securities and Exchange Commission has established regulations under which individuals may purchase and sell securities in compliance with “insider trading” laws (more specifically, Rule 10b5-1 of the Securities Exchange Act of 1934) if such purchases or sales are made pursuant to (i) a binding contract to purchase or sell the security, (ii) instructions provided to a third person to execute the trade for the instructing person or entity’s account or (iii) an adopted written plan for trading securities; provided, that at the time of the decision to enter into such contract, to provide such instructions or to adopt such plan, you were not aware of material, nonpublic information. In addition to other requirements set forth in such regulations, the contract, instructions or plan must (a) specify the amount, price and date of the purchase or sale or (b) provide a written formula or algorithm or computer program for determining the amounts, prices and dates of such purchases or sales.
Under the Company’s policy, you, your spouse and members of your immediate family sharing the same household may only enter into a contract or plan or provide instructions for the purchase or sell securities of the Company in compliance with these regulations during four “trading windows” that occur each year and only after pre- clearing your intent with the Company’s Chief Financial Officer.**
*** If the Company’s Chief Financial Officer will be absent from the office or unavailable for a significant period of time, he or she will designate another executive officer of the Company to handle trading requests.

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There are a number of issues that you must consider prior to adopting a contract or plan or providing instructions for the purchase or sale of the Company’s securities that complies with these regulations. As a result, you are advised to contact the Company’s Chief Financial Officer if you, your spouse or any member of your immediate family sharing the same household is considering adopting such contract or plan or providing such instructions for the purchase or sale of the Company’s securities. In the event that either you, your spouse or members of your immediate family sharing the same household adopts a contract or plan or provides the instructions discussed above, a copy of such document must be delivered to the Company’s Chief Financial Officer prior to any sales or purchases of the Company’s securities.
3.Post-Trade Reporting.
You are required to report to the Company’s Chief Financial Officer** any transaction in securities of the Company by you, your spouse, or any immediate family member sharing your household not later than the last day of the month in which the transaction occurs. Each report you make to the Company’s Chief Financial Officer should include the date of the transaction, quantity, price, and broker through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to the Company’s Chief Financial Officer if such information is received by the required date.
The foregoing reporting requirement is designed to help monitor compliance with the Special Trading Procedures set forth herein and to enable the Company to help those persons who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934 to comply with such reporting obligations. Each officer and director, however, and not the Company, is personally responsible for ensuring that his or her transactions do not give rise to “short swing” liability under Section 16 and for filing timely reports of transactions with the Securities and Exchange Commission.
4.Prohibition on Short Sales and Purchases and Trading in Puts and Calls.
Neither you, your spouse nor any immediate family member sharing your household may sell any securities of the Company that are not owned by such person at the time of the sale (a “short sale”). Also, no such person may buy or sell puts or calls in respect of the Company’s securities.
5.Compliance with the Company’s Statement of Company Policy on Insider Trading.
Even if you receive preclearance and it is during a trading window, you, your spouse and any member of your immediate family sharing your household may not trade in securities of the Company if you are in possession of material, nonpublic information about the Company. The procedures set forth herein are in addition to the general insider trading policy and are not a substitute therefor.

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Reporting of Violations
If you know or have reason to believe that the Company’s policy on insider trading or the Special Trading Procedures described above have been or may be violated, you should bring the actual or potential violation to the attention of the Company’s Chief Financial Officer.
Modifications; Waivers
The Company reserves the right to amend or modify the procedures set forth herein at any time. Waiver of any provision of this policy statement in a specific instance may be authorized in writing by the Company’s Chief Financial Officer (or his or her designee).
Questions
If you have any questions regarding the Company’s Insider Trading Policy or the Special Trading Procedures described above, you should contact the Company’s Chief Financial Officer.

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ACKNOWLEDGMENT
I have read the Statement of Company Policy on Insider Trading and this Policy Regarding Special Trading Procedures of PowerFleet, Inc. (the “Company”). I understand that, if I am an employee, consultant or independent contractor of the Company or one of its subsidiaries, my failure to comply in all respects with the Company’s policies, including Special Trading Procedures set forth herein, is a basis for termination of my employment from or engagement with, as the case may be, the Company and any subsidiary thereof to which my employment or engagement, as the case may be, now relates or may in the future relate.

Signature: ______________________________

Printed Name: ___________________________	Date: ___________________________

This document states a policy of the Company and is not intended to be regarded as the rendering of legal advice. This policy statement is intended to promote compliance with existing law and is not intended to create or impose liability that would not exist in the absence of the policy statement.

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